(OCLI Letterhead)



October 31, 1995


Mr. John McCullough
P.O. Box 6737
Santa Rosa, California 95406

     Re:  Continued Employment by Optical Coating Laboratory, Inc.

John:

On behalf of Optical Coating Laboratory, Inc. upon the expiration of the August 19, 1991 Employment Agreement between yourself and OCLI, I am pleased to offer you continued employment as a Vice President of the Company on the following terms:

     1. Term of Employment. Your employment under the terms of this letter will commence upon the expiration of your current Employment Agreement on November 1, 1995 and continue at the pleasure of the Board of Directors.

     2.   Title and Duties.   You will serve as a Vice President and
Officer of the Company. You will devote your knowledge and skill to the performance of the following duties in an efficient, trustworthy and businesslike manner:

          Fixed Tasks
          * Participation as a member of the Board of Directors of Optical Coating Laboratory, Inc.
          * Participation as a member of the Board of Directors of Flex Products, Inc.
          * Participation in the Company's Senior Staff meetings;
          * Participation in the Company's business planning efforts

          Variable Tasks
          * Those tasks that may be identified and approved by the CEO or his designees and which you agree to undertake

     3.   Compensation.       As compensation for the completion of the
Fixed Tasks set forth above, you will receive a base salary of $71,000 per year payable biweekly. As compensation for any Variable Task you are retained for by the Company, you will receive $150 per hour or $1,400 per day, whichever is less. The base salary and the variable compensation rates may be adjusted annually at the discretion of the Compensation Committee of the Board of Directors based upon the Company's performance and your contribution thereto. You may also participate in other incentive compensation programs at the discretion of the Compensation Committee.

     4.   Other Benefits.     You will continue to receive all benefits
consistent with the Company's executive officer benefits plan, including major medical, dental and vision coverage and the Supplemental Medical Reimbursement Program.

     5.   Indemnification.    You will continue to be covered under the
Company's standard form of Directors' and Officers' Indemnification Agreement pursuant to which the Company agrees to indemnify you to the fullest extent permitted by law or its Certificate of Incorporation.

I trust that you will find this offer consistent with our earlier discussions, and would ask you to indicate your acceptance by signing in the space provided below.


Sincerely,


/s/HERBERT M. DWIGHT
Herbert M. Dwight


AGREED:

/S/JOHN MCCULLOUGH
John McCullough
Dated: October 31, 1995